EXHIBIT 3.0

                          SUPPLEMENTARY SECTION TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                              FREDERICK BREWING CO.

               8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A
                           (Par Value $.01 Per Share)


     The undersigned duly authorized officers of Frederick Brewing Co., a corporation organized and existing under the Corporations and Associations Article of the Annotated Code of Maryland (the "Company"), DOES HEREBY CERTIFY:

     That the Amended and Restated Articles of Incorporation (the "Articles") of the Company authorize the creation of up to 1,000,000 shares of the Company's preferred stock; and

     That pursuant to the authority conferred upon the Board of Directors by the Articles of the Company, the Board of Directors of the Company, on January 23, 1997, approved the creation, issuance and voting powers of a series of the Company's preferred stock, each designated as set forth below:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of the Company and the Corporations and Associations Article of the Annotated Code of Maryland, the issuance of a series of 8% Cumulative Convertible Preferred Stock, Series A, par value $.01 per share, be, and the same hereby, is authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles which may be applicable to preferred stock) as follows:

     1. Designation and Rank. The designation of the series of preferred stock authorized by this resolution shall be the 8% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock"). The Series A Preferred Stock shall be perpetual unless redeemed at the option of the Company pursuant to
Section 3 hereof. The minimum number of shares of Series A Preferred Stock shall be 600 and the maximum number of shares of Series A Preferred Stock shall be 4,000, all of which shall be issuable solely in whole shares. The Series A Preferred Stock shall be junior to all outstanding indebtedness of the Company. The Series A Preferred Stock shall rank prior to the Company's Common Stock, par value $.00004 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock as to dividend rights and/or rights upon liquidation, winding up or dissolution of the Company. The Series A Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Articles or otherwise, and shall be initially issued at a price of $500.00 per share.

     2. Dividends.

     (a) Payment of Cash Dividends. (i) Holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Company's Board of Directors, out of funds legally available therefor and as permitted by Signet Bank, N.A. and any of the Company's other lenders whose loan agreements so require (the "Lender"), cumulative cash only dividends payable on the shares of the Series A Preferred Stock at a rate of 8% per annum ($40.00 per share per annum) which shall be payable quarterly in arrears on the fifteenth day of March, June, September and December of each year or, if such day is not a Business Day (as defined below), on the next Business Day (each of such dates being a "Dividend Payment Date"), provided that the first Dividend Payment Date shall be March 15, 1997. Each declared dividend shall be paid to the holders of record of the Series A Preferred Stock at the close of business on the date specified by the Board of Directors of the Company at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 20 days prior to the respective Dividend Payment Date (each such date, a "Record Date"). The initial period for which dividends shall be paid shall commence on the date of initial issuance of the Series A Preferred Stock (the "Issue Date") and shall end on and include March 15, 1997 (the "Initial Dividend Period"). Thereafter, quarterly dividend periods (each, a "Quarterly Dividend Period") shall commence on and include June 15, September 15, December 15 and March 15 of each year and shall end on and include the date next preceding the first day of the following Quarterly Dividend Period. The dividend for the Initial Dividend Period shall be fully cumulative and shall accrue, without interest, from the Issue Date. Dividends for a Quarterly Dividend Period also shall be fully cumulative and shall accrue, without interest, from the first day of the Quarterly Dividend Period. Dividends on the Series A Preferred Stock shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date and whether or not such dividends are declared by the Board of Directors of the Company. For purposes hereof, "Business Day" means any day except a Saturday, Sunday or other day on which banking institutions in the City of Baltimore, State of Maryland are authorized by law to close.

    (ii) The amount of dividends payable on each share of the Series A Preferred Stock for each Quarterly Dividend Period during which such shares are outstanding shall be $10.00 per share. For the Initial Dividend Period and for any subsequent Quarterly Dividend Period during which such shares were not outstanding for a full Quarterly Dividend Period, the amount of dividends payable on each share of the Series A Preferred Stock shall be computed by multiplying $10.00 by a fraction, the numerator of which shall be the number of days (but in no event more than 90 days with respect to any one calendar quarter) in such Dividend Period that such shares were outstanding (excluding the last such day) and the denominator of which shall be 90.

    (iii) Holders of the Series A Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any accrued but unpaid dividends on the Series A Preferred Stock. Any cash dividend payment made on the Series A Preferred Stock shall first be credited against the earliest declared but unpaid cash dividend with respect to the Series A Preferred Stock.

     (b) Priority as to Dividends. (i) No full dividends shall be declared or paid or set apart for payment on any class or series of stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full dividends on all outstanding shares of Series A Preferred Stock for all past Dividend Periods and for the then-current Dividend Period shall have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or declared and a sum sufficient for such full payment so set apart) upon the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends shall be declared pro rata with respect thereto, so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on the shares of Series A Preferred Stock (including any accumulation in respect of unpaid dividends from prior Dividend Periods) and accrued dividends, including accumulations, if any, on such other Preferred Stock, bear to each other.

    (ii) Full dividends on the Series A Preferred Stock must be declared and paid or set apart for payment for all past Dividend Periods and for the then-current Dividend Period before (A) any cash dividend or other distribution shall be declared or paid or set aside for payment upon the Common Stock or any other Junior Stock (other than dividends to be paid in the form of Common Stock or Junior Stock), (B) any Common Stock or any other Junior Stock is redeemed, purchased or otherwise acquired by the Company for any consideration (or any moneys are paid to or made available for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for Junior Stock, or (C) any Series A Preferred Stock or Parity Stock is redeemed, purchased or otherwise acquired by the Company for any consideration (or any moneys are paid to or made available for a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series A Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock).

    (iii) No cash dividends shall be paid on the Series A Preferred Stock if such payment (A) is not approved in advance by the Lender; or (B) would violate the terms of any instrument governing indebtedness of the Company.

     3. Redemption.

     (a) Optional Redemption. Subject to the applicable restrictions set forth in this Section 3 and applicable law, the shares of Series A Preferred Stock may be redeemed, in whole or in part, solely at the election of the Company (subject to the prior permission of the Lender), upon notice as provided in subsection
(b) hereof, by resolution of its Board of Directors, at any time or from time to time out of funds legally available therefor, in cash at a redemption price of $500.00 per share plus all accrued and unpaid dividends (whether or not earned or declared) without interest (the "Redemption Price") to (but not including) the date fixed for redemption (the "Redemption Date"), provided that no shares of Series A Preferred Stock may be redeemed pursuant to this subsection (a) if such redemption would violate the terms of any instrument governing indebtedness of the Company. If less than all of the outstanding shares of Series A Preferred Stock shall be redeemed, the particular shares to be redeemed shall be allocated by the Company in its sole discretion, which may, but need to not be, pro rata, by lot or by a substantially equivalent method selected by the Board of Directors of the Company.

     (b) Notice of Redemption. (i) In the event the Company shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given as set forth in Section 10 hereof, not less than 20 nor more than 60 calendar days prior to the Redemption Date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company, unless such holder shall waive such notice. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of Series A Preferred Stock to be redeemed and the number of shares of Series A Preferred Stock to be redeemed from such holder; (C) the Redemption Price; (D) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (E) that on and after the calendar day immediately prior to the Redemption Date dividends on the shares to be redeemed will cease to accrue.

     (c) Effect of Redemption. Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series A Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the Redemption Date as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price for each such share. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares. Notice having been given as aforesaid, if, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue as of 5:00 p.m. (Baltimore, Maryland time) on the day before the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Company with respect to such shares and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price for each share without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series A Preferred Stock which were to be redeemed, then the certificates evidencing such shares shall not be deemed to be surrendered, such shares shall remain outstanding and the right of holders of shares of Series A Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series A Preferred Stock.

     (d) No Mandatory Redemption. Holders of the Series A Preferred Stock may not require the Company to redeem their shares.

     (e) Status of Shares Redeemed. Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Company at any time as shares of any series of preferred stock other than as shares of Series A Preferred Stock.

     4. Voting Rights. The Series A Preferred Stock shall have no voting rights.

     5. No Sinking Fund. No sinking fund will be established for the retirement or redemption of shares of Series A Preferred Stock.

     6. Conversion Rights.

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the 365th day following the date of issuance of such share or immediately preceding any public sale of the Company's Common Stock pursuant to the registration of such Common Stock with the Securities and Exchange Commission ("SEC"), whichever is first to occur, but prior to the mailing of any notice of redemption by the Company, (the "Conversion Date"), into such number of fully paid and non-assessable shares of Common Stock as determined in subsection (c) hereof.

     (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, and shall give written notice to the Company, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued and the address to which the certificates for the Common Stock are to be mailed. The Company shall, as soon as practicable after receipt thereof and if permitted by applicable law, regulation or policy, issue and deliver to such holder of Series A Preferred Stock at the address specified in such notice, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the next Business Day. If the conversion is in connection with an offering of securities registered with SEC, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the sale of the converted Common Stock pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

     (c) Conversion Rate. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by the formula: $500.00 divided by the product of .83 times the average closing price of the Common Stock as reported by the Wall Street Journal over the 30 days immediately preceding the Closing Date (the "ACP"), in the event the Conversion Date is within two years of the date of issuance of the Series A Preferred Stock. Thereafter, the number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted will be equal to $500.00 divided by 100% of the ACP.

     (d) No Impairment. The Company will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 6 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. Notwithstanding the foregoing, the Company will not be obligated to convert the Series A Preferred Stock where such conversion would be violative of any applicable statute or regulation or policy of any appropriate regulatory agency or governmental authority or where such a conversion would, in the opinion of the Company or its underwriter, adversely affect a private or public offering of the Company's Common Stock.

     (e) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

     (f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles. The rights granted hereby do not include any right to receive an adjustment in the number of shares of Common Stock which may be received as of result of a Conversion in the event of a recapitalization of the Company.

     7. Registration Rights.

     (a) Registration Opportunity and Time for Acceptance. (i) The holders of the Series A Preferred Stock have no right to request that the Series A Preferred Stock be registered for sale under the Act.

     (ii) Notwithstanding the foregoing, if at any time, or from time to time, after the holders of the Series A Preferred Stock convert such shares in accordance with Section 6 hereof, the Company determines to register shares of its Common Stock with the SEC for sale to the public for its own account, other than by means of a registration on Form S-4 or Form S-8 or any similar forms, the Company will: (i) give to each record owner of the Series A Preferred Stock written notice thereof as soon as practicable prior to the filing of the Registration Statement (the "Registration Statement") with the SEC, and (ii) include in such registration and in any underwriting involved therein all shares of Common Stock into which the Series A Preferred Stock has previously been converted (the "Piggyback Shares") as specified in a written request made by such holder (the "Piggyback Holder") within 15 days after receipt of such written notice from the Company, provided, that if, at any time after giving such notice the Company shall determine for any reason or for no reason not to register or to delay the registration of the securities of the Company which were to be included in the Registration Statement, the Company may, at its election give written notice of such determination to each Piggyback Holder and, thereupon, in the case of a determination not to register, the Company shall be relieved of its obligation to register any of the Piggyback Holders' Piggyback Shares in connection with such registration, and (B) in the case of a delay in registering, the Company shall be permitted to delay registering all Piggyback Holders' Piggyback Shares for the same period as the delay in registering such other securities. Such registration rights may be exercised only once by each record holder of the Series A Preferred Stock. The Company will pay all costs relating to the registration of the shares included in the Registration Statement, including the Piggyback Shares. In no event shall any registration rights provided herein endure beyond the earlier of the period which is three years from the date of issuance of the Series A Preferred Stock or the second anniversary of the Conversion Date of the Series A Preferred Stock. Each Piggyback Holder shall comply in good faith and respond timely to all reasonable requests of the Company and, if utilized, of the underwriter, in the registration of such holder's Piggyback Shares.

     (iii) No such registration of Piggyback Shares shall occur in the event it is impermissible by applicable law, regulation or the policy of any appropriate regulatory agency or governmental authority.

     (b) Required Participation and Future Lock Up. The Company will have the option, in its sole discretion, to request all holders of the Common Stock into which the Series A Preferred Stock has been converted prior to the effective date of the Registration Statement to participate in the underwriting and to become Piggyback Holders. If such holders refuse, then all shares of Common Stock held thereby shall automatically become subject to any "lock up" provision required of the Company and/or the other Piggyback Holders by the underwriter which will restrict the right to sell such shares during a specified period. In addition, each holder of Common Stock into which the Series A Preferred Stock has been converted, whether or not the holder becomes a Piggyback Holder, by virtue of such holder's acquisition of the Series A Preferred Stock, agrees, if so required by the underwriter, not to effect any public sale or distribution of the Common Stock or sales pursuant to Rule 144 during the seven days prior to and the 90 days after any firm commitment underwritten registration pursuant to this Section 7 has become effective, or if the underwriter advises the Company in writing that, in its opinion, no public sale or distribution should be effected for a specified period longer than 90 days after such underwritten registration in order to complete the sale and distribution of securities included in such registration and the Company gives notice to such holder of such advice, during a reasonably longer period after such underwritten registration but in no event longer than 120 days, except as part of such underwritten registration.

     (c) Proration. If the shares to be sold pursuant to a Registration Statement will be sold in an underwritten public offering and if the underwriter advises the Company that, in its opinion, the number of shares required by the Piggyback Holders to be included in the Registration Statement exceeds the number which can be sold in the public offering without materially and adversely affecting the success of such offering, the Company will include in the registration of the Common Stock to be sold, first all of the shares of Common Stock to be sold for its own account and next, a number of shares of Common Stock allocated to any holders of "demand" registration rights, and lastly to the Piggyback Holders and to any other holder of "piggyback" registration rights and to the directors, officers or employees of the Company, pro rata, based on the total number of shares of Common Stock to be included in the Registration Statement.

     (d) Selection of Underwriters. The Company will have the right, in its sole discretion, to select the underwriters for any underwritten public offering. Piggyback Holders will agree to the use of underwriter or underwriters selected by the Company and will become parties to any underwriting agreement between the Company and its underwriters. The Company is under no obligation to select an underwriter that is acceptable to the Piggyback Holders. No Piggyback Holder may participate in an underwritten public offering unless such holder: (i) agrees to sell his or her Common Stock on the terms and conditions set forth in the underwriting agreement, (ii) completes, executes and timely delivers all documents requested by the Company in connection with the underwriting, (iii) agrees not to effect any sale of his or her Common Stock, whether pursuant to Rule 144 or otherwise, during the "lock-up" period required by the underwriter and agrees not to effect any purchase of the Common Stock during the distribution of such shares which may be violative of Rule 10b-6 under the Securities Exchange Act of 1934 (the "Exchange Act"), and (iv) delivers his or her shares promptly to the Company's transfer agent. Piggyback Holders will have the right to obtain legal representation of their interests in the offering at their own expense.

     (e) Alternative Sales in Reliance on Exemption. The Company will not be required to register any shares of Common Stock held by the Piggyback Holder if such holder would, at that time or as of the proposed effective date of the Registration Statement, be entitled to sell shares of his or her Common Stock publicly without registration pursuant to Rule 144 or 145 or another available exemption, such availability to be determined for purposes of inclusion of such shares in the Registration Statement by the Company in its sole discretion.

     (f) Repurchase. The Company has the option, exercisable in its sole discretion, to repurchase any Piggyback Shares at a price equal to the net proceeds that the Piggyback Holder would receive if such shares were sold pursuant to the Registration Statement. The Company shall give notice of the exercise of this repurchase option to the Piggyback Holder whose shares are to be repurchased prior to the effective date of the Registration Statement. If the Company exercises such option, it will close such repurchase promptly after the closing of the offering of the shares of Common Stock pursuant to the Registration Statement. Shares of Common Stock repurchased by the Company in this manner shall have the status of authorized but unissued shares of Common Stock and may be reissued at any time as shares of Common Stock.

     (g) Obligations of the Company. The Company will use its reasonable efforts, to the extent permissible by applicable law, regulation or policy of appropriate regulatory agencies or governmental authorities, to remain in timely compliance with all of its reporting obligations under the Exchange Act, prepare and file with the SEC the Registration Statement and cause it to become effective, furnish to each Piggyback Holder copies of the Registration Statement, register or qualify such the shares subject to the Registration Statement under applicable state securities laws, list such shares on the market where the Company Common Stock trades, and make available for inspection all pertinent information reasonably requested by the Piggyback Holders relating to such offering.

     8. Liquidation Preference.

     (a) Amount and Type of Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to stockholders, an amount in cash equal to $500.00 for each share outstanding (the "Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends thereon (without interest) to (but not including) the date fixed for liquidation, dissolution or winding up, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series A Preferred Stock with respect to the distribution of assets. If upon such voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the net assets of the Company shall be insufficient to permit payment in full of the amounts required to be paid to the holders of the Series A Preferred Stock and to the holders of any class of stock or series thereof ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets, then a pro rata portion of the full amount required to be paid upon such dissolution, liquidation or winding up shall be paid to (i) the holders of Series A Preferred Stock and (ii) the holders of any class of stock or series thereof ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets in proportion to the respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). Such pro rata portion shall be calculated upon the ratio that the total amount available for distribution to such holders bears to the total distribution required to be made on the Series A Preferred Stock and such parity stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

     (b) No Effect or Right of Redemption. Nothing contained in this Section 8 shall be deemed to prevent redemption of shares of the Series A Preferred Stock by the Company in the manner provided in Section 3. Neither a change in control, merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 8.

     (c) Notice of Liquidation. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given as set forth in Section 10 hereof, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the stock register of the Company.

     9. No Other Rights. The shares of Series A Preferred Stock are not entitled to any preferences, powers or rights (including but not limited to, preemptive rights to acquire any equity or debt securities of the Company) except as set forth in this Supplementary Section to the Articles. The Board of Directors shall have the full authority to interpret and construe the terms and conditions and rights, privileges and limitations set forth herein and any such written interpretation or construction by the Board shall be final and binding upon the holders of the Series A Preferred Stock or the Common Stock into which it is convertible.

     10. Notices. Any notice required by the provisions of this Supplementary Section to the Articles to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

     11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     IN WITNESS WHEREOF, Frederick Brewing Co. has caused this Certificate to be signed by Kevin E. Brannon, its Chairman of the Board and Chief Executive Officer, and attested by its corporate Secretary, this ____ day of _______ 1997.

Attest:                             FREDERICK BREWING CO.


__________________________________  By: ______________________________________
Name:  Marjorie McGinnis                Name:  Kevin E. Brannon
Title: Assistant Secretary              Title: Chairman of the Board and Chief
                                               Executive Officer